Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8 filed on May 14, 2015) pertaining to the Gulf Island Fabrication, Inc. 2015 Stock Incentive Plan of our reports dated March 5, 2015, with respect to the consolidated financial statements of Gulf Island Fabrication, Inc. and the effectiveness of internal control over financial reporting of Gulf Island Fabrication, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

May 14, 2015